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                                                                    EXHIBIT 10.6


                  SEPARATION AGREEMENT AND GENERAL RELEASE
        This Separation Agreement and General Release is entered into as of the 31st day of December 1997 by Michael D. Burke ("Burke") and AccuMed International, Inc., its subsidiaries. parent and affiliated companies, and respective past and present officers, directors, attorneys, employees, and agents of these companies (collectively referred to as "AccuMed" or "Company"):

               WHEREAS, Burke and AccuMed have engaged in discussions resulting in the separation of Burke's employment relationship with AccuMed effective December 31, 1997;

               WHEREAS, Burke and AccuMed have had a full opportunity to review and consider this document;

               NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, it is agreed by and between the parties as follows:
               1. It is understood and agreed that this Separation Agreement and General Release does not constitute an admission by AccuMed or Burke that any action taken with respect to the other was unlawful or wrongful, or in violation of any federal, state, or local law, constitution, policy, rule, or regulation, or of any express or implied contract. Instead, this Separation Agreement and General Release Is entered into solely for the purpose of compromise and to fully resolve all matters which may have arisen, or may arise, out of Burke's employment with, and termination of employment from, AccuMed,
               2. In consideration for the promises by Burke berein and the execution by Burke of this Separation Agreement and General Release, and in settlement of any and all claims Burke may have against AccuMed, AccuMed agrees to'pay Burke the following:

                      a) Nine (9) months salary continuation on the same terms and pay practices as currently existing and in the gross amount of $131,250, less applicable federal, state, and local taxes;

                      b) Four (4) weeks vacation pay in the gross amount of $I 3,462, less applicable federal, state, and local taxes;

                      c)     Continuation of existing employee benefits for nine
                             (9) months through the end of September, 1998 upon which Burke shall be eligible for continuation coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), Burke acknowledges that he has been advised of his rights under COBRA;



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                      d)     Continuation of all existing car allowance payments
                             not to exceed a total of $5,000 for Burke's auto;

                      e) Outplacement assistance not to exceed a total of $15,000 following Burke's December 31, 1997, effective termination date. Any outplacement assistance must be provided by Lawrence & Allen, or another outplacement firm mutually agreed upon by Burke and AccuMed, with the fees to be paid by AccuMed directly to the firm within five (5) business days after its receipt of an invoice;

                      f) Relocation benefits in accordance with existing Company policy not to exceed a total of $25,000, to be paid by the Company upon submission to the Company by Burke of proper receipts, such $25,000 amount to be upwardly adjusted for any tax effects incurred by Burke, pursuant to the Company's policy:

                      g) All proper business "expenses incurred, minus all advances received, Burke acknowledges that he has submitted to the Company all outstanding expenses incurred to date in accordance with Company policy;

                      h) AccuMed agrees that the Payments described above to the extent incurred to date for Vacation, relocation, and business expenses shall be payable by certified check to be delivered to Burke simultaneously with the execution hereof.


         Upon the death of Burke, any benefits payable with respect to his participation in any employee benefit plans or programs shall be paid in accordance with the applicable terms of such plans and programs, and any other payments remaining to be made pursuant to this Section 2 shall be paid to such person(s) or trust(s) as shall have been designated by written notice delivered to the Company by Burke. If no such person(s) or trust(s) have been so designated, such payments shall be made to Burke's estate.

               3. Burke agrees that he will be a Consultant of the Company through September 30, 1999, and that the compensation set forth in paragraph 2(a) above, in addition to any expense reimbursed, will be the only compensation due for his consulting services. In his consulting capacity, Burke agrees, among other things, to assist Accumed with the smooth transition of his duties and responsibilities and the integration of the Microbiology and Cytology business.



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         Burke will make himself generally available, offsite and by telephone, to the extent reasonably practicable for these duties.

               4. AccuMed agrees that Burke shall be eligible for stock options vesting through December 31, 1997, the date upon which his employment Shall terminate. Burke agrees that he is not eligible for a fourth quarter bonus under the sales bonus plan and acknowledges that his rights if any, to any additional bonus are canceled.

               5. Burke agrees to return all Company property of any kind, including credit cards, discs, computer information, files, papers, customer information, contact names, business and product information. AccuMed agrees that Burke shall be entitled to retain only the laptop computer provided him by AccuMed, but not any computer accessories, Burke acknowledges that the laptop data base as that data base existed upon the termination of his employment has been provided to AccuMed and that the data base has been deleted in its entirety from the laptop, but Burke may retain the computer programs installed therein and is granted a license by AccuMed for-the continued use thereof.

               6. Burke waives any right to reemployment or reinstatement to his former position or any other position with AccuMed, and agrees that he will never seek employment with AccuMed or any of its affiliated companies.

               7. Burke agrees to not make any disparaging remarks about the
            Company, including its products, operations, customers, clients, business ventures, officers, directors, employees and shareholders. Likewise, AccuMed agrees not to make any disparaging remarks about Burke and his employment with the Company.

               8. Burke reaffirms his obligation to maintain the confidentiality of the Company's product lines, customers, processes and other trade secrets learned in the course of his employment.

   For 12 months following his termination date, Burke acknowledges that disclosure of this information would be irreparably harmful to the Company unless such material has become public knowledge through no fault of Burke. Burke agrees that he will not retain, and at no time will use or disclose, directly or indirectly, any of the Company's confidential information. Confidential information includes, without limitation, all new product information, customer lists, customer specifications, customer contact persons, specialized business methods, techniques, computer data, plans and knowledge relating to the business of the Company; advertising, marketing materials and concepts, customer information, methods for developing and maintaining business relationships with clients and prospective clients, prospective customer lists, procedural manuals, employee training and review programs, price lists, payroll and



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   personnel information, cost information and any other confidential information or trade secrets that may have been imparted to Burke by the Company, or which Burke has learned as a result of his employment with the Company, in all cases such information not having become public, unless such public status occurred though fault of Burke.

      9. Burke agrees that until December 31, 1998, he will not either alone or in association with others, directly or indirectly, whether as proprietor, partner, director, officer, agent, salesperson, consultant or otherwise (a) solicit, or employ, or authorize to be solicited for employment active employees of the Company or any persons who were, at any time within six (6) months prior to the termination of his employment employees of the Company; or (b) in any way divert, take away or interfere with any of the customers of the Company, its products or its employees.

      10. Burke acknowledges and agrees that until December 31, 1998, he will not engage in any manner as an officer, director, employee, partner, agent, consultant or in any other individual or representative capacity, with the following named competitors of the Company or their subsidiaries - Neopath, Neuromedical Systems, Autocyte, Cytec, MicroScan, Vitek, and Morphometrix Technologies.

      11. AccuMed has provided Burke with a signed letter of reference from the Chief Executive Officer of AccuMed in the form attached hereto and AccuMed agrees not to rescind it in any way.

      12. In the event AccuMed defaults on its obligations hereunder, Burke's recourse is limited to filing a lawsuit to enforce his rights hereunder and under his May 1997 Employment Agreement, under this Separation Agreement. AccuMed acknowledges that in the event it defaults, the non-compete provided herein would be void. However, prior to exercising Ms rights as provided in this paragraph, Burke shall provide AccuMed with written notice to the Company's Chief Executive Officer of any such default and allow AccuMed ten days from the delivery of said notice to cure any default.

      13. The parties agree that they will be responsible for their own legal fees incurred in connection with the negotiation and consummation of this Separation Agreement and General Release.

      14. The parties hereto represent that in negotiating this Separation Agreement and General Release, they received legal advice as to their respective rights. Burke acknowledges that he has carefully read and understands the terms of this Separation Agreement and General Release, that he has entered into this Agreement and General Release voluntarily, knowingly and without duress, with fall understanding of all terms.

       15. This Separation Agreement and General Release shall be binding upon and inure to the benefit of the parties, their respective representatives, predecessors,



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successors, heirs, assigns, officers, and directors. Both parties agree that this Separation Agreement and General Release may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement.

       16. Both parties agree that in the event any provision of this Separation Agreement and/or General Release is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, the separation Agreement and/or General Release shall be deemed to be restricted in scope or otherwise modified to the extent necessary to render the same valid and enforceable, or, in the event that any provision of the Separation Agreement and/or General Release cannot be modified or restricted so as to be valid and enforceable, then the same shall be deemed excised from the Separation Agreement and/or attached General Release if circumstances so require.

       17. Both parties agree that the terms of this Separation Agreement and General Release may be enforced in any court of competent jurisdiction as with any other contract entered into in ft state of Illinois and that breach of the terms hereof shall subject the breaching party to such damages or other remedies as may be available at law or in equity.

      18. This instrument constitutes and contains the entire agreement and understanding between the parties concerning the subject matter of Burke's separation, and supersedes all prior negotiations, proposed agreements and understandings, if any, between the parties. There may be no modification of the terms of this Agreement except in writing signed by both parties,

      19. Burke acknowledge that the only consideration for his execution of this Separation Agreement and General Release arc the terms stated above; that no other promise or agreement of any kind has caused Burke to execute this Separation Agreement and General Release; that he is competent to execute this separation Agreement and General Release; and that he fully understands the meaning and intent of this document which is that it constitutes a complete General Release.

      20. Burke and the Company agree that they will keep confidential, to the full extent permitted by law, the terms of this Agreement, all performance hereunder and all circumstances relating to Burke's separation from the Company, provided, however, that Burke and the Company may disclose the same as required by law (including, but not by way of limitation, the filing of this Agreement with the Securities and Exchange Commission), for purposes of tax reporting, pursuant to legal process, in an action to enforce this agreement, to claim benefits under this Agreement or under Company benefit plans in which Burke is a participant or beneficiary, to members of Burke's immediate family, legal advisors, and to persons from whom Burke seeks financial advice.

      21. The Company further agrees that, if Burke is sued individually concerning any act, omission or conduct which he undertook in his capacity as an employee, officer, director or agent of the Company or any of its subsidiaries, then the Company shall



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defend Burke from the claim and indemnify Burke for any judgment, fine or settlement resulting therefrom to the same extent as is then authorized by the Company's By-Laws and/or Certificate of Incorporation for employees as of that time. The Company hereby represents and warrants that Burke is currently covered by director and officer liability insurance maintained by the Company which provides coverage on an occurrence basis through December 31, 1997. To the extent that the Company maintains director and officer liability insurance in the future, Burke will be covered by such insurance on the same basis as and to the same extent as all other senior officers of the Company employed by the Company during the period of Burke's employment with the Company.


                             PLEASE- READ CAREFULLY:

        A. The following General Release constitutes a release of all known and unknown claims. It does not waive rights or claims that may arise after the date it is executed.

        B. Burke agrees that he is waiving rights and claims he may have in exchange for consideration in addition to things of value to which he is already entitled.

        C. Burke understands that he has been advised that he has the right to consult with an attorney prior to executing the following General Release.

        D. Burke understands that he has at least twenty-one (21) days within which to consider the following C3cneral Release.

        E. Burke understands that he has at least seven (7) days following his execution of the following General Release to revoke it and that the release shall not become effective or enforceable until the revocation period has expired.

                         Release and Covenant Not to Sue

        (a) Burke, on behalf of himself, his heirs, executors, attorneys, administrators, successors and assigns, hereby fully and forever, to the full extent permitted by law, releases and discharges the Company, and each of its subsidiaries and affiliated companies and entities and each of their partners, principals, members, shareholders, directors, officers, trustees, employees, contractors, consultants, agents and attorneys, past, present and future, and all predecessors, successors and assigns thereof (collectively "Released Company Parties") from any and all claims, demands, agreements, actions, suits, causes of action, damages, injunctions, restraints and liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown or which have ever existed or which may now exist (except to enforce the terms of this Agreement), including, but not limited to, any and all claims, liabilities, demands or causes of action relating to or arising out of Burke's employment, resignation from the positions of Vice President and Group President or separation from employment with the Company,



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        including (but not by way of limitation) claims under Title VI of the
        Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000c et al., 42 U.S.C. Sectionl 981, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Fmployment Retirement Income Security Act of 1974, the Illinois Wage Payment Collection Act, the Illinois Human Rights Act, the Family and Medical Leave Act, the Age Disc on in Employment Act, as amended by the Older Workers Benefit Protection Act, the anti-trust and restraint of trade statutes and common law, the federal and state (including, without limitation, Illinois) statutes or common law, or claims for breach of contract, for misrepresentation, for violation of any other federal, state or local state, ordinance or regulation or common law dealing in any respect with discrimination in employment or otherwise, defamation, retaliatory or wrongful discharge under the common law of any state, infliction of emotional distress or any other tort under the common law of any state or for attorneys' fees. Burke acknowledges and agrees that this General Release and the Covenant Not To Sue set forth herein are essential and material terms of this Separation Agreement and that without such release and covenant not to sue no agreement would have been reached by the parties. Burke understands and acknowledges the significance and consequences of this General Release.


             (b) The following provisions are applicable to, and made a part of, this Settlement Agreement and General Release.

                      (i) Burke does not release or waive any right or claim that arises after the date of execution of this Agreement which may hereafter arise under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, provided that any claim based upon Ms resignation from the positions of Vice President and Group President and his separation from the Company has, for all purposes relating to this Agreement, arisen prior to the execution of this Agreement.

                      (ii) Burke does not waive any right to the receipt of payments or benefits not yet due and owing, whether under this Agreement or under the Company benefit and compensation plans in which Burke is a participant or beneficiary.

                      (iii) In exchange for this General Release and Waiver hereunder, Burke hereby acknowledge that he has received separate consideration beyond that to which he is otherwise entitled under the Company's policy or applicable law.

                      (iv) The Company has advised, and hereby again expressly advises, Burke to consult with an attorney of his choosing regarding, and prior to executing, this Agreement, which contains a general release and waiver.



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                      (v) This release shall not apply to workers' compensation
        claims, or t o claims under state and federal unemployment insurance laws.

               (c) To the maximum extent permitted by law, Burke covenants not to sue or to institute or cause to be instituted any kind of claim or action (except to enforce this Agreement or for any cause excepted from the foregoing release under the provisions of subparagraph (b) above) in any federal, state or local agency or court against any of the released parties relating to the matters covered by the foregoing General Release. Burke further understands and agrees that in the event that any claim, suit, or action whatsoever shall be commenced by him or his heirs, executors or administrators against AccuMed which relates to Burke's employment with or termination of employment from AccuMed (other Om to enforce this Agreement), this Separation Agreement and General Release shall constitute a complete defense to any such claim, suit or action so instituted in any federal, state or local agency or court against the Company relating to matters covered by the foregoing release.

               (d) For good and valuable consideration received by the Company, the Company, on behalf of itself and its subsidiaries and affiliated companies and entities, hereby fully and forever, to the full extent permitted by law, releases and discharges Burke and his heirs, executors, attorneys, administrators, successors and assigns (collectively "Released Executive Parties") from any and all claims, demands, agreements, actions, suits, causes of action, damages, injunctions, restraints and liabilities of whatever kind or nature, in law, equity or otherwise, which have ever existed or which may now exist (except to enforce the terms of this Agreement), including, but not limited to, any and all claims, liabilities, demands or causes of action relating to or arising out of Burke's employment, resignation from the positions of Vice President and Group President or separation fmm employment with the Company, including (but not by way of limitation) claims under federal and state (including, without limitation, Illinois) statutes or common law, or claims for breach of contract, misrepresentation, defamation, or any other for under the common law of any state or for attorneys fees; provided, however, that this release and discharge does not apply to any rights or claims based upon information which is not, as of the date hereof, known to the Board of Directors of the Company, the Chief Executive Officer of the Company or legal counsel for the Company, including, but not by way of limitation, information relating to possible embezzlement, fraud or other theft from the Company by Burke. The Company acknowledges and agrees that this General Release and the Covenant Not To Sue set forth herein, are essential and material terms of this Agreement and that without such General Release and Covenant Not To Sue no agreement would have been reached by the parties. The Company understands and acknowledges the significance and consequences of this General Release and this Agreement.

               (e) To the maximum extent permitted by law, the Company covenants not to sue or to institute or cause to be instituted any kind of claim or action (except



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      to enforce this Agreement or for any act excepted under the provision of subparagraph (d) immediately preceding). The Company further understands and agrees that in the event that any claim, suit or action whatsoever shall be commenced by it against Burke for any matter released hereunder, this Separation Agreement and General Release shall constitute a complete defense of any such claim, suit or action so instituted in any federal, state or local agency or court against Burke relating to the matters covered by the foregoing release.


  IN WITNESS WHEREOF, the parties have executed this Separation Agreement and General Release on the day and date indicated below.


  MICHAEL  D.  BURKE-               ACCUMED INTERNATIONAL, INC.

  \s\ MICHAEL D. BURKE              By: \s\ ROBERT CORBETT
  ----------------------               --------------------------
                                    Vice President Human Resources
                                    ------------------------------

  Date:  January 6, 1998            Date: January 5, 1998
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